                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CHINA RESOURCES DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        CHINA RESOURCES DEVELOPMENT, INC.
                      23/F. OFFICE TOWER, CONVENTION PLAZA
                       1 HARBOUR ROAD, WANCHAI, HONG KONG

                       -----------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 1997




To the Shareholders:


         Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of CHINA RESOURCES DEVELOPMENT, INC. (the "Company"), will be held at the offices of Hainan Zhongwei Agricultural Resources Company Limited, Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, on December 30, 1997, at 3:00 p.m., local time, for the following purposes:


         1.       To elect directors in Class I;

         2. To consider and vote upon the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


         Shareholders of record at the close of business on December 12, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's annual report on Form 10- K/A for the year ended December 31, 1996, is enclosed for your convenience.

         Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.


                                 By Order of the Board of Directors,

                                 /s/ Zhang Yibing

                                 Zhang Yibing
                                 Secretary

December 15, 1997

                        CHINA RESOURCES DEVELOPMENT, INC.
                      23/F. OFFICE TOWER, CONVENTION PLAZA
                       1 HARBOUR ROAD, WANCHAI, HONG KONG



                       ----------------------------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON DECEMBER 30, 1997


         This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of China Resources Development, Inc., a Nevada corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), and from the holder of the Company's outstanding shares of Series B preferred stock (the "Preferred Stock"), for the Annual Meeting of Shareholders to be held December 30, 1997, for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. This proxy statement is first being mailed to shareholders of the Company on or about December 15, 1997.


                              VOTING AT THE MEETING

         At the close of business on December 12, 1997, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 6,029,004 shares of Common Stock and 3,200,000 shares of Preferred Stock. All of the outstanding shares of Common Stock and Preferred Stock are entitled to vote on all matters which properly come before the annual meeting, and each shareholder will be entitled to one vote for each share of Common Stock or Preferred Stock held.

         Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR the election of the nominees for director listed in this proxy statement, FOR ratification of the appointment of Ernst & Young, and FOR the approval of such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. A shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

         A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock and Preferred Stock, counted together, of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock or Preferred Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

         The nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for adoption of the other proposals herein is the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting; and, for purposes of determining shareholder approval of such proposals, abstentions will be treated as shares of Common Stock or Preferred Stock voted against adoption of such proposals.


                                   CONVENTIONS

         Unless otherwise specified, all references in this report to "U.S. Dollars," "Dollars," "U.S.$," or "$" are to United States dollars; and all references to "Renminbi" or "Rmb" or "yuan" are to Renminbi yuan, which is the lawful currency of the People's Republic of China ("China" or "PRC"). The Company and Billion Luck maintain their accounts in U.S. Dollars and Hong Kong Dollars, respectively. HARC and the Operating Subsidiaries maintain their accounts in Renminbi yuan. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange as quoted by the People's Bank of China (the "PBOC Rate") on September 30, 1997, which was U.S.$1.00 = Rmb8.30. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate or at all.

         References to "Billion Luck" refer to Billion Luck Company Ltd., a British Virgin Islands company, which is a wholly-owned subsidiary of the Company.

         References to "Company" and "Registrant" are to China Resources Development, Inc., and include, unless the context requires otherwise, the operations of Billion Luck, HARC, First Supply, and Second Supply (all as hereinafter defined).

         References to "Farming Bureau" are to the Hainan Agricultural Reclamation General Company, a division of the Ministry of Agriculture, the PRC government agency responsible for matters relating to agriculture.

         References to "First Supply" are to First Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Guilinyang Farm" are to Hainan Province Guilinyang State Farm, a PRC entity which is owned and controlled by the Farming Bureau.

         References to "Hainan" are to Hainan Province of the PRC.

         References to "Hainan State Farms" are to the rubber farms in Hainan controlled by the Farming Bureau.

         References to "HARC" are to Hainan Zhongwei Agricultural Resources Company Limited, a company organized in the PRC, whose capital is owned 56% by Billion Luck, 39% by the Farming Bureau and 5% by Guilinyang Farm.

         References to "Operating Subsidiaries" are to the consolidated operations, assets and/or activities, as the context indicates, of First Supply and Second Supply.

         References to the "PRC" or "China" are to the People's Republic of China and include all territory claimed by or under the control of the Central Government, except Hong Kong, Macau, and Taiwan.

         References to "Second Supply" are to Second Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Series B Preferred Stock" and "Preferred Stock" are to the Company's Series B Preferred Stock, $0.001 par value, of which 3,200,000 shares are outstanding.

         References to "Tons" are to metric tons.


                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5%
OF THE COMPANY'S COMMON STOCK

         The following table sets forth, to the knowledge of management, each person or entity who is the beneficial owner of more than 5% of the shares of the Company's Common Stock or Series B Preferred Stock outstanding as of December 12, 1997, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

                                               Amount and
Name and Address                                Nature of                      Percent
of Beneficial Owner                        Beneficial Ownership (1)            of Class
-------------------                    ----------------------------            --------
China Everbright Financial               334,800  Common Stock                   5.55%
 Holdings Limited (2)
23/F., Office Tower                    3,200,000  Series B Preferred Stock        100%
Convention Plaza
1 Harbour Road
Wanchai, Hong Kong

Worlder International Company            486,000  Common Stock                   8.06%
 Limited (3)
21/F., Great Eagle Centre
No. 23 Harbour Road
Hong Kong



-------------------

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) China Everbright Financial Holdings Limited ("Everbright") was formerly known as Everbright Finance & Investment Co. Limited. Of the 334,800 shares of Common Stock indicated, Everbright directly owns 199,800 shares, and the remaining 135,000 shares represent one-half of the 270,000 shares of Common Stock owned by Silverich Limited, which is one-half owned by Everbright and one-half owned by Worlder International Company Limited.

(3) Of the 486,000 shares of Common Stock indicated, Worlder International Company Limited ("Worlder") directly owns 351,000 shares, and the remaining 135,000 shares represent one-half of the 270,000 shares of Common Stock owned by Silverich Limited, which is one-half owned by Worlder and one-half owned by Everbright.

SHARE OWNERSHIP OF OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of December 12, 1997, by (i) each director of the Company, (ii) each executive officer of the Company named in the summary compensation table, and (iii) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director or executive officer (in the case of shares beneficially owned by each of them). Unless otherwise indicated in a footnote, each stockholder possesses sole voting and investment power with respect to the shares indicated as beneficially owned.



                                                    Amount and
    Name of                                          Nature of                       Percent of
Beneficial Owner                               Beneficial Ownership (1)                Class
----------------                               ------------------------                -----
Yang Jiangang                                                   -0-                      N/A

Li Shunxing                                                     -0-                      N/A

Wang Faren                                                      -0-                      N/A

Yiu Yat Hung                                   216,000 Common Stock (2)                 3.58%

Han Jian Zhun                                                   -0- (3)                  N/A

Tam Cheuk Ho                                                    -0- (4)                  N/A

Zhang Yibing                                                    -0-                      N/A

Li Fei Lie                                                      -0- (5)                  N/A

Wong Wah On                                    43,200  Common Stock (6)                 0.72%

All executive officers                         259,200 Common Stock                     4.30%
and directors as a group


-------------------

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Hong Wah Investment Holdings Limited owns 216,000 shares of Common Stock. Hong Wah Investment Holdings Limited is a Hong Kong company of which Yiu Yat Hung, the Vice Chairman of the Board of Directors of the Company, is a director. Additionally, Hong Wah Investment Holdings Limited is beneficially owned by Yiu Yat On, a brother of Yiu Yat Hung. In addition, Mr. Yiu was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, provided herewith.

(3) Han Jian Zhun was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, provided herewith.

(4) Tam Cheuk Ho was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, provided herewith.

(5) Li Fei Lie was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan as described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, provided herewith.

(6) Brender Services Limited owns 43,200 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Financial Controller of the Company. In addition, Brender was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan, and Mr. Wong was granted options to purchase 600 shares of Common Stock under the Plan, as described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, provided herewith.

                              FINANCIAL INFORMATION

         The following financial information and management's discussion and analysis of financial condition and results of operations are excerpted from the Company's Form 10-Q quarterly report for the quarterly period ended September 30, 1997. This information supplements the information contained in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1996, a copy of which is provided herewith and incorporated herein by reference.


               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

              CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
             (Amounts in thousands, except share and per share data)


                      Note                      Three Months Ended                       Nine Months Ended
                      ----                        September 30,                          September 30,
                                    -----------------------------------      --------------------------------------
                                      1997          1996          1997         1997           1996          1997
                                      RMB           RMB            USD          RMB           RMB           USD
                                                 (unaudited)                              (unaudited)

SALES                                419,295       486,788       50,517       893,762       1,282,507       107,682

COST OF SALES                       (410,396)     (445,430)     (49,445)     (860,071)     (1,165,224)     (103,623)
                                    --------      --------      -------      --------      ----------      --------

GROSS PROFIT                           8,899        41,358        1,072        33,691         117,283         4,059

DEPRECIATION OF
FIXED ASSETS                          (1,195)         (484)        (144)       (2,039)         (1,692)         (246)

SELLING AND
ADMINISTRATIVE
EXPENSES                              (6,263)      (14,132)        (755)      (21,979)        (39,305)       (2,648)
                                    --------      --------      -------      --------      ----------      --------

OPERATING INCOME                       1,441        26,742          173         9,673          76,286         1,165

FINANCIAL INCOME/
(EXPENSES), NET                         (859)      (10,122)        (103)           31         (31,798)            4

OTHER INCOME                          19,981        11,127        2,407        38,726          15,370         4,666
                                    --------      --------      -------      --------      ----------      --------

INCOME BEFORE
INCOME TAXES                          20,563        27,747        2,477        48,430          59,858         5,835

INCOME TAXES                          (1,806)       (2,335)        (217)       (7,959)         (7,912)         (959)
                                    --------      --------      -------      --------      ----------      --------

NET INCOME BEFORE
MINORITY INTERESTS                    18,757        25,412        2,260        40,471          51,946         4,876

MINORITY INTERESTS                    (9,979)       (9,807)      (1,202)      (21,577)        (23,208)       (2,600)
                                    --------      --------      -------      --------      ----------      --------

NET INCOME FOR THE
PERIOD                                 8,778        15,605        1,058        18,894          28,738         2,276
                                    ========      ========      =======      ========      ==========      ========

EARNINGS PER SHARE        2             1.46          5.31         0.18          3.19            9.78          0.38
                                    ========      ========      =======      ========      ==========      ========




  The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                 AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                             (Amounts in thousands)


                                                    SEPTEMBER 30, 1997        December 31, 1996       September 30, 1997
                                                    ------------------        -----------------       ------------------
                                                            RMB                      RMB                      USD
                                       NOTES            (UNAUDITED)              (audited)               (unaudited)
                                       -----
ASSETS

CURRENT ASSETS

Cash and cash equivalents                              127,852                    131,006                  15,404

Trade receivables                                       10,130                      4,212                   1,220

Other receivables, deposits and
   prepayments                                          59,323                     48,755                   7,147

Inventories                              3              69,874                     55,452                   8,419

Amounts due from related
   companies                                           143,216                    147,221                  17,255

Amount due from Farming
   Bureau                                                6,187                    298,570                     745
                                                       -------                    -------                  ------

TOTAL CURRENT ASSETS                                   416,582                    685,216                  50,190

FIXED ASSETS                             4               6,484                      6,504                     781

INVESTMENTS                                             11,128                     12,344                   1,341

GOODWILL                                                 1,028                      1,049                     124
                                                       -------                    -------                  ------

TOTAL ASSETS                                           435,222                    705,113                  52,436
                                                       =======                    =======                  ======

LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Bank loans                                                --                      292,560                    --

Amounts due to related companies                         8,929                       --                     1,076

Amounts due to shareholders                                299                      4,976                      36

Accounts payable                                        19,594                     25,848                   2,361

Income taxes payable                                    21,636                     17,063                   2,607

Other payables and accrued
  liabilities                                           16,623                     43,295                   2,002
                                                       -------                    -------                  ------

TOTAL CURRENT
   LIABILITIES                                          67,081                    383,742                   8,082

MINORITY INTERESTS                                     130,157                    108,580                  15,681
                                                       -------                    -------                  ------

TOTAL LIABILITIES                                      197,238                    492,322                  23,763
                                                       =======                    =======                  ======

                                                    SEPTEMBER 30, 1997        December 31, 1996       September 30, 1997
                                                    ------------------        -----------------       ------------------
                                                          RMB                       RMB                       USD
                                       NOTES           (UNAUDITED)               (audited)               (unaudited)
                                       -----
Common Stock, US$0.001 par
value: Authorized - 200,000,000
shares in 1997 and 1996
Issued and outstanding - 6,029,004
shares in 1997 and 5,779,004
shares in 1996                                              48                         48                       6

Preferred stock, authorized -
10,000,000 shares in 1997 and
1996: Series B preferred stock,
US$0.001 par value: Authorized
3,200,000 shares in 1997 and 1996
Issued and outstanding - 3,200,000
shares in 1997 and 1996                                    270                        270                      33

Additional paid-in capital                             153,493                    147,194                  18,493

Reserves                                                17,748                     17,748                   2,138

Retained earnings                                       66,425                     47,531                   8,003
                                                       -------                    -------                  ------

TOTAL SHAREHOLDERS'
EQUITY                                                 237,984                    212,791                  28,673
                                                       -------                    -------                  ------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                   435,222                    705,113                  52,436
                                                       =======                    =======                  ======





  The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             (Amounts in thousands, except share and per share data)


                                                      Series B
                                          Series A   Convertible  Series B      Additional
                               Common     Preferred   Preferred   referred        Paid-In                      Retained
                                Stock       Stock       Stock      Stock          Capital       Reserves       Earnings     Total
                                 RMB         RMB         RMB        RMB             RMB           RMB            RMB        RMB
Balance at December
31, 1996                           48         --       --          270           147,194         17,748        47,531       212,791

Issuance of 250,000
shares of common
stock as compensation
for consulting services
received                           --         --       --           --             6,299             --            --         6,299

Net income for the
period                                                                                                         18,894        18,894
                               ======     ------      ---          ---           -------         ------        ------       -------

Balance at September
30, 1997                           48         --       --          270           153,493         17,748        66,425       237,984
                               ======     ======      ===          ===           =======         ======        ======       =======

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (Amounts in thousands)


                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                    -----------------------------------
                                                     1997           1996          1997
                                                      RMB           RMB            USD
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
   ACTIVITIES:
Net income                                           18,894         28,738        2,276
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Minority interests                             21,577         23,208        2,600
      Depreciation and amortization                   2,060          1,713          248
      Loss on disposal of fixed assets                  799              5           96
Decrease/(increase) in assets:
   Trade receivables                                 (5,918)      (103,484)        (713)
   Other receivables, deposits and prepayments       (4,269)       (82,800)        (515)
   Inventories                                      (14,422)       (81,574)      (1,738)
   Amount due from Farming Bureau                      (177)        31,879          (21)
   Amounts due from related companies                 4,005         34,632          483
   Other current assets                                  --         19,448           --
Increase/(decrease) in liabilities:
   Amounts due to related companies                   8,929         13,055        1,076
   Accounts payable                                  (6,254)       109,291         (753)
   Income taxes payable                               4,573          3,608          551
   Other payables and accrued liabilities           (26,672)        57,215       (3,213)
                                                    -------       --------       ------
Net cash provided by operating activities             3,125         54,934          377
                                                    -------       --------       ------


CASH FLOWS PROVIDED BY/(USED IN)
   INVESTING ACTIVITIES:
Purchases of fixed assets                            (2,821)        (1,994)        (340)
Purchases of investments                                 --           (200)          --
Reduction of minority interests                          --           (164)          --
Proceeds from disposal of fixed assets                    3             --           --
Proceeds from sale of investments                     1,216             --          147
                                                    -------       --------       ------
Net cash used in investing activities                (1,602)        (2,358)        (193)
                                                    -------       --------       ------

                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                    -----------------------------------
                                                     1997           1996          1997
                                                      RMB           RMB            USD
                                                                (UNAUDITED)
CASH FLOWS PROVIDED BY/(USED IN)
   FINANCING ACTIVITIES:
Issue of share capital less share offering costs         --         73,937           --
Repayment of loans to shareholders                   (4,677)       (15,428)        (564)
Repayments of bank borrowings                            --           (440)          --
Short term advances                                      --        (86,917)          --
                                                    -------       --------       ------
Net cash used in financing activities                (4,677)       (28,848)        (564)
                                                    -------       --------       ------

NET INCREASE/(DECREASE) IN CASH
   AND CASH EQUIVALENTS:                             (3,154)        23,728         (380)
Cash and cash equivalents, at beginning of period   131,006         56,942       15,784
                                                    -------       --------       ------
Cash and cash equivalents, at end of period         127,852         80,670       15,404
                                                    =======       ========       ======



  The accompanying notes are an integral part of these condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Amounts in thousands)


1.       BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1996.


2.       EARNINGS PER SHARE:

         The computation of primary earnings per share for the three months and nine months ended September 30, 1997, are based on the weighted average number of common stock outstanding after giving effect to dilutive stock options, which are included as common share equivalents using the treasury stock method and assumed to be converted to common stock. The number of shares used in computing the primary earnings per share for the three months and nine months ended September 30, 1997, were 6,029,004 and 5,917,893 respectively. Fully diluted earnings per share is not materially different from primary earnings per share.

         The computation of primary earnings per share for the three months and nine months ended September 30, 1996, is based on the weighted average number of common stock outstanding after giving effect to dilutive stock options and Series B convertible preferred stock, which are included as common share equivalents using the treasury stock method and assumed to be converted to common stock, respectively. The number of shares used in computing the primary earnings per share was 2,939,589 as if the one-for-ten reverse stock split had been completed at the beginning of the period. Fully diluted earnings per share is not materially different from primary earnings per share.

3.       INVENTORIES:

                                                         SEPTEMBER 30,           DECEMBER 31,
                                                             1997                    1996
                                                         ------------            -----------
                                                              RMB                   RMB
                                                         (unaudited)             (audited)
         Finished goods                                      69,874                 55,452
                                                          =========              =========


         Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

4.       FIXED ASSETS:

                                                                                   SEPTEMBER 30,          DECEMBER 31,
                                                                                      1997                   1996
                                                                                     -------               -------
                                                                                       RMB                   RMB
                                                                                   (unaudited)            (audited)

         Cost:
            Buildings                                                                  3,876                 3,806
            Plant, machinery and equipment                                             1,883                 1,645
            Transportation vehicles and equipment                                      5,560                 4,264
                                                                                     -------               -------

                                                                                      11,319                 9,715
                                                                                     -------               -------

         Accumulated depreciation:
            Buildings                                                                  2,374                 1,711
            Plant, machinery and equipment                                               451                   238
            Transportation vehicles and equipment                                      2,010                 1,262
                                                                                     -------              --------
                                                                                       4,835                 3,211
                                                                                     -------              --------

         Net book value                                                                6,484                 6,504
                                                                                     =======              ========

5.       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1997                   1996
                                                                                     RMB                    RMB
                                                                                 (UNAUDITED)           (UNAUDITED)
         Cash paid during the period for interest expenses                            3,561               19,959
                                                                                     ======               ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITIONS AND RESULTS OF OPERATION


         RESULTS OF OPERATIONS

         The following table shows the selected unaudited condensed consolidated income statements data of the Company and its subsidiaries for the three months and nine months ended September 30, 1996 and 1997. The data should be read in conjunction with the unaudited Condensed Consolidated Financial Statements of the Company and related Notes thereto:

         The discussions below are presented in the Company's primary operating currency which is the Renminbi Yuan ("Rmb"). For information purposes the amounts have been translated into U.S. dollars at an exchange rate of $1.00 = Rmb8.30 which represents the approximate single rate of exchange as quoted by the People's Bank of China on September 30, 1997. No representation is made that Rmb amounts could have been, or could be, converted into U.S. dollars at that rate or any other rate.


         (Amounts in thousands)

                                          Three months                    Nine months
                                             ended                          ended
                                          September 30,                  September 30,
                                    -----------------------       ---------------------------
                                      1997         1996              1997             1996
                                      RMB          RMB               RMB              RMB
Sales:

Distribution of natural rubber       408,073        390,544          857,222          977,964
Procurement of materials and
  supplies                            11,222         96,244           36,540          304,543
                                    --------       --------       ----------       ----------

                                     419,295        486,788          893,762        1,282,507
                                    --------       --------       ----------       ----------

Gross profit                           8,899         41,358           33,691          117,283
Gross profit margin (%)                 2.12           8.50             3.77             9.14

Income before income taxes            20,563         27,747           48,430           59,858
Income taxes                          (1,806)        (2,335)          (7,959)          (7,912)
                                    --------       --------       ----------       ----------

Net income                            18,757         25,412           40,471           51,946
Minority interests                    (9,979)        (9,807)         (21,577)         (23,208)
                                    --------       --------       ----------       ----------

Net income after minority
 interests                             8,778         15,605           18,894           28,738
                                    ========       ========       ==========       ==========

         SALES AND GROSS PROFIT

         Total net sales for the third quarter of fiscal 1997 decreased by approximately Rmb68 million (US$8 million) or 13.9% to approximately Rmb419 million (US$50 million), compared to approximately Rmb487 million (US$59 million) for the corresponding period in 1996. It was mainly due to the decrease in net sales from procurement of materials and supplies by approximately Rmb85 million (US$10 million) or 88.3% to approximately Rmb11 million (US$1.3 million) compared to approximately Rmb96 million (US$12 million) for the corresponding period in 1996.

         For the nine months ended September 30, 1997, the Company's total net sales decreased by Rmb389 million (US$47 million) or 30.3%. The net sales of natural rubber and materials and supplies decreased by Rmb121 million (US$15 million) or 12.3% and Rmb268 million (US$32 million) or 88%, respectively, as compared to the corresponding period in 1996.

         The domestic natural rubber consumption market remained sluggish for the first half of fiscal 1997 and was worse in the third quarter due to the currency crisis in Southeast Asia. Asian currencies have in recent months weakened against the U.S. dollar, while the yuan remains relatively stable. The currency deflation of most of the largest natural rubber producing countries like Thailand, Indonesia and Malaysia caused a significant drop in the international natural rubber price from approximately Rmb10,400 per ton in the first half of fiscal 1997 to approximately Rmb9,000 per ton in the third quarter of 1997. The average domestic natural rubber price for the nine months ended September 30, 1997, was approximately Rmb10,000 per ton compared to approximately Rmb12,000 per ton for the comparable period in 1996. Management expects that the international rubber price will continue to drop in the next quarter and will only become stable in early 1998.

         Net sales from procurement of materials and supplies remained low in the first half of fiscal 1997 because of the weak consumption market. The Company also reduced the scope of those procurement segments with unsatisfactory net margin contribution. There was a high margin contribution from trading of agricultural products in 1996. However, this market was not favorable in 1997 as compared to 1996. This accounted for the drop in net sales and gross profit margin.

         For the nine months ended September 30, 1997, gross profit decreased by Rmb84 million (US$10 million) or 71% to Rmb34 million (US$4 million), compared to Rmb117 million (US$14 million) for the corresponding period in 1996. The overall gross profit margin also decreased from 9.14% to 3.77% due to the unsatisfactory profit margin contribution from the procurement business and the significant drop in natural rubber price during the period.


         SELLING AND ADMINISTRATIVE EXPENSES

         For the nine months ended September 30, 1997, selling and administrative expenses decreased by Rmb17,326,000 (US$2,087,000) or 44.1% to Rmb21,979,000 (US$2,648,000) compared to the corresponding period in fiscal 1996. The reduction was primarily a result of the restructuring of operations implemented effective the last quarter of fiscal 1996. The restructuring has resulted in reduced administrative overheads, staff costs and the related welfare expenses. Also, management exercised tighter control on the selling and administrative expenses in view of the continued worsening of market conditions. The reduction in operating expenses achieved through the restructuring of operations was partially offset by the increase in legal and professional fees associated with regulatory compliance and public relations costs incurred as a result of the NASDAQ listing status of the Company.

         NET FINANCIAL INCOME/(EXPENSES)

         The Company recorded net financial income of Rmb31,000 (US$4,000) for the nine months ended September 30, 1997, compared to net financial expenses of Rmb31,798,000 (US$3,831,000) for the corresponding period in fiscal 1996. This was primarily attributable to the reduction in bank interest expenses following the execution of the Restructuring Agreement effective on October 1, 1996. Pursuant to the Restructuring Agreement, all outstanding bank loans of the Company were deemed assigned to the Farming Bureau. As a result, all bank interest incurred by the Company commencing October 1, 1996 was recovered from the Farming Bureau. The net financial income for the nine months ended September 30, 1997, represented mainly the bank interest income and foreign exchange gain.


         OTHER INCOME/NET

         Other income increased by Rmb23,356,000 (US$2,814,000) or 152% to Rmb38,726,000 (US$4,666,000) for the nine months ended September 30, 1997, compared with Rmb15,370,000 (US$1,852,000) for the corresponding period in 1996. The increase was mainly due to more income earned from trading of rubber futures contracts during the nine months ended September 30, 1997, as compared to that of 1996.


         LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary liquidity needs are to fund accounts receivable, inventories and to expand business operations. The Company has financed its working capital requirements through a combination of internally generated cash and proceeds from the offshore private placements completed in the year 1996. Net cash provided by the operating activities was Rmb3.1 million (US$377,000) for the nine months ended September 30, 1997, compared to that of Rmb54.9 million (US$6.6 million) for the corresponding period in 1996. The Company had a working capital surplus of approximately Rmb350 million (US$42.1 million) as of September 30, 1997, compared to that of Rmb301 million (US$36.3 million) as of December 31, 1996.

         On March 28, 1997 and March 31, 1997, the Company completed formal assignments, in the aggregate of approximately Rmb293 million (US$35.3 million), of bank loans to the Farming Bureau.

         There has been no other significant change in financial condition and liquidity since the fiscal year ended December 31, 1996. The Company believes that the net proceeds retained from its capital raising efforts, together with internally generated funds, will be sufficient to satisfy its anticipated working capital needs for at least the next twelve months.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         During 1997, the Company's Board of Directors was comprised of seven directors, and, according to Article VIII of the Company's Articles of Incorporation, the membership of the Board may be increased to no more than 25 directors or decreased to no fewer than three directors by action of the Board of Directors. At the 1996 annual meeting, the shareholders approved an amendment to the Articles of Incorporation to divide the directors into three classes. One class of directors is to be elected each year for a three-year term. However, as three classes of directors were newly established, the Class I directors were elected at the 1996 annual meeting for one-year terms, the Class II directors were elected for two-year terms and the Class III directors were elected for normal three-year terms. Messrs. Yiu Yat Hung and Tam Cheuk Ho were elected to serve in Class I until the annual meeting to be held in 1997 and until their successors have been duly elected and qualified. Messrs. Wang Faren and Han Jian Zhun were elected to serve in Class II until the annual meeting to be held in 1998 and until their successors have been duly elected and qualified. Messrs. Yang Jiangang, Li Shunxing and Zhang Yibing were elected to serve in Class III until the annual meeting to be held in 1999 and until their successors have been duly elected and qualified. Therefore, in accordance with the Articles of Incorporation and the actions taken at the 1996 annual meeting, the election of directors in Class I is to be conducted at the 1997 Annual Meeting.

         The nominees for Class I, if elected, will serve a three-year term until the annual meeting to be held in 2000 and until their successors have duly elected and qualified. Mr. Tam is currently serving as a director and as Chief Financial Officer of the Company, and Mr. Wong is the Company's Financial Controller. Both nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the nominees. In case any of the nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board of Directors may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         The nominees and certain information about them are set forth below:

CLASS I DIRECTORS:

         Mr. Tam Cheuk Ho, 35, has been a Director and the Chief Financial Officer of the Company since December, 1994. Prior to joining the Company, from July, 1984 through January, 1992, he worked as Audit Manager at Ernst & Young, Hong Kong, and from February, 1992 through September, 1992, as Financial Controller at Tack Hsin Holdings Limited, a listed company in Hong Kong, where he was responsible for accounting and financial functions. From October, 1992, through December, 1994, Mr. Tam was Finance Director of Hong Wah Investment Holdings Limited. He is an associate of the Hong Kong Society of Accountants and a fellow of the Chartered Association of Certified Accountants. He is also a certified public accountant in Hong Kong. He holds a Bachelor's degree in Business Administration from the Chinese University of Hong Kong.

         Mr. Wong Wah On, 34, is the Financial Controller of the Company and a member of the supervisory committee of HARC. He is responsible for assisting the Chief Finance Officer of the Company's treasury, accounting and secretarial functions. From October, 1992, through December, 1994, Mr. Wong was the Deputy Finance Director of Hong Wah (Holdings) Limited. From July, 1988, through October, 1992, he was the audit supervisor at Ernst & Young, Hong Kong. He received a professional diploma in Company Secretaryship and Administration from the Hong Kong Polytechnic University and is a fellow of the Chartered Association of Certified Accountants, the Hong Kong Society of Accountants, and the Institute of Chartered Secretaries and Administrators.
He is also a certified public accountant in Hong Kong.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors held three meetings during 1997, and all other actions of the Board were taken pursuant to unanimous written consents. The Board of Directors does not have a compensation or nominating committee. Upon the expansion of the Board and the election of two "independent" directors, the Board intends to establish an audit committee. The Board as a whole operates as a committee to nominate directors and to administer the Company's 1995 Stock Option Plan (except that a committee of three disinterested persons was formed to act with respect to stock options issued to directors). Each director attended all of the meetings of the Board of Directors during the period for which he was a director.

         The Board of Directors, acting as a nominating committee, will consider candidates for director nominated by shareholders. A shareholder who wishes to submit a candidate for consideration at the 1998 annual meeting must notify the Secretary of the Company in writing no later than March 2, 1998. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address and the number of shares of stock beneficially owned by the shareholder. The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a stockholder nominating a candidate at the annual meeting.

COMPENSATION OF DIRECTORS

         During 1997, directors of the Company did not receive compensation for their service as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.


               PROPOSAL 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young, Certified Public Accountants, as independent accountants to audit the consolidated financial statements of the Company for the year 1997. Ernst & Young has served as the Company's Independent Accountants since March of 1995.

         On March 16, 1995, the Company executed an engagement letter with the certified public accounting firm of Ernst & Young, which detailed the scope of work to be performed by Ernst & Young during the next year. After executing the letter agreement with Ernst & Young to serve as independent auditors for the Company, the Company terminated its relationship with the certified public accounting firm of H. J. Swart & Company, P.A. (the "Former Accountants"), by letter from the Company's counsel dated March 21, 1995. The Company's decision to change accountants was approved by the Company's Board of Directors.

         The Former Accountants' reports on the Company's financial status for the years ended December 31, 1992, and December 31, 1993, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Since the engagement of the Former Accountants in 1993 and until the dismissal of the Former Accountants, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

         The Company filed a Form 8-K current report dated March 16, 1995, setting forth the above information. The Company, through its counsel, delivered a copy of the Form 8-K to the Former Accountants on March 21, 1995, and requested that the Former Accountants review the disclosures contained therein and provide a response as promptly as possible so the Company could file the response within ten business days after the filing of the Form 8-K. The Company received a response from the Former Accountants by letter dated March 22, 1995, in which the

Former Accountants indicated that they agreed with the disclosures and statements made by the Company in the Form 8-K. The Company then amended the previously filed Form 8-K by filing a Form 8-K/A to include the response of the Former Accountants, which was attached thereto as an exhibit.

         If the shareholders should fail to ratify the appointment of Ernst & Young as its independent accountants, the Board of Directors would reconsider the appointment. It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


                                OTHER INFORMATION

         For other information regarding the Company, including Executive Compensation, Financial and Other Information, Certain Relationships and Related Transactions and Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, please see the appropriate Items of the Company's Form 10-K/A annual report for the fiscal year ended December 31, 1996, a copy of which is provided herewith and incorporated herein by reference.

         This proxy statement and the Form 10-K/A provided herewith may contain forward-looking statements. Shareholders are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in this proxy statement and the Form 10-K/A as a result of various factors. The information contained herein and in the Form 10-K/A, including without limitation the information under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.


                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, shareholder proposals to be presented at the Company's 1998 annual meeting must be in writing and be received by the Company no later than March 2, 1998.


                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matter are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                                                       APPENDIX


                            PROXY FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                                DECEMBER 30, 1997


                           THIS PROXY IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Li Shunxing and Yang Jiangang or either of them acting singly in the absence of the other, as attorneys and as proxies, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of China Resources Development, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on December 30, 1997, at 3:00 p.m., local time, at the offices of Hainan Zhongwei Agricultural Resources Company Limited, located at Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting. Said proxy is directed to vote as instructed on the matters set forth below and otherwise at his discretion. Receipt of a copy of the Notice of said meeting and Proxy Statement is hereby acknowledged.


         1. ELECTION OF NOMINEES FOR DIRECTORS in the following classes. SHAREHOLDERS MAY WITHHOLD THEIR VOTE FOR ANY NOMINEES BY STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES:

                   CLASS I: Tam Cheuk Ho, Wong Wah On

            [ ]  FOR                  [ ]  WITHHOLD AUTHORITY
                 all nominees listed       to vote for all nominees listed



         2. PROPOSAL TO RATIFY THE SELECTION of Ernst & Young, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1997. (The Board of Directors recommends a vote FOR)

             [ ]  FOR                [ ]  AGAINST          [ ]  ABSTAIN



         3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.


             [ ]  FOR                [ ]  AGAINST          [ ]  ABSTAIN

Number of Shares                          Name of Owner:
of Common Stock:                                        ----------------------
                -----------------------                 (Please type or print)


                                Signature:
                                          ------------------------------------

                                Title or Capacity:
                                 (if applicable) -----------------------------
                                                 (Please type or print)


                                Date:
                                     -----------------------------------------




                                Name of Owner:
                                              --------------------------------
                                              (Please type or print)

                                Signature:
                                          ------------------------------------


                                Title or Capacity:
                                  (if applicable) ----------------------------
                                                  (Please type or print)

                                Date:
                                     -----------------------------------------


This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 through 3. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE